Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

SECOND QUARTER 2018 RESULTS

TALLAHASSEE, FL., July 19, 2018 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced unaudited financial results for the quarter ended June 30, 2018. The Company reported net earnings of $1 million, or $0.32 per basic and diluted share, for the quarter ended June 30, 2018, compared to net earnings of $765,000, or $0.30 per basic and diluted share, for the quarter ended June 30, 2017. For the six-month period ended June 30, 2018, the Company reported net earnings of $1.8 million, or $0.56 per basic and diluted share, compared to $1.3 million, or $0.57 per basic and diluted share, for the same period a year ago.

Sammie D. Dixon, Jr., Vice Chairman, President, and CEO of the Company, reflected on the Bank’s solid second quarter performance. “As the banking landscape evolves, our team works hard every day on behalf of clients and shareholders to keep the momentum moving forward,” said Dixon.

Referring to changes in both the interest rate and competitive environment in the Tallahassee market area, Dixon continued, “We have seen a lot of movement in our first ten years here; and as that evolution continues, we stay focused on providing great service and building value.”

According to Dixon, loan demand remains solid. Loans increased 4.7% since March 31, 2018 and 17.9% since June 30, 2017. Bank deposits increased as well, up 7.3% from March 31, 2018.

This organic growth, bolstered by Prime Meridian’s strong core earnings, creates even more opportunities for the Bank. “We are in a great position to provide support for the area’s future economic development,” says Dixon.

A second quarter refresh of the Bank’s Try My Bank® advertising message reinforced the “local” message to clients, shareholders, and prospects. The message features Bank team members who are well-established in the community. “We’ve always believed this type of approach works well,” continued Dixon. “People want to bank with someone they know.”

Second Quarter 2018 Highlights

	Three Months Ended
	June 30, 2018	March 31, 2018	June 30, 2017
Net Earnings	$1,002	$754	$765
Book value per share	$15.33	$15.03	$14.67
Earnings per share - Basic	$0.32	$0.24	$0.30
Earnings per share - Diluted	$0.32	$0.24	$0.30
Weighted-average basic shares outstanding	3,123,594	3,120,613	2,589,921
Weighted-average diluted shares outstanding	3,126,022	3,123,505	2,592,898
Return on average assets(1)	1.10%	0.86%	0.94%
Return on average equity(1)	8.49%	6.45%	8.21%
Average yield on earning assets	4.46%	4.30%	4.05%
Net interest margin	3.89%	3.83%	3.73%
Efficiency ratio(2)	60.14%	64.72%	60.20%

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

•	Net income grew $248,000, or 32.9%, over last quarter and $237,000, or 31.0% over the second quarter of 2017, while earnings per share grew 33.3% on a linked quarter basis and 6.7% over the second quarter of 2017.

•	Net interest income grew 5.3% over the prior quarter and 16.9% over the second quarter of 2017.

•	Loans increased 4.7% since March 31, 2018 and 17.9% since June 30, 2017.

•	Deposits increased 7.3% since March 31, 2018 and 13.6% since June 30, 2017.

•	For the quarter ended June 30, 2018, the annualized Return on Average Assets was 1.10% and the annualized Return on Average Equity was 8.49%.

Earnings Summary

The Company reported net earnings of $1.0 million for the second quarter of 2018, compared to $754,000 for the first quarter of 2018. A $173,000, or 5.3%, increase in net interest income, a $99,000, or 39.0%, decrease in the provision for loan losses and a $56,000, or 2.4%, decrease in noninterest expense were the primary drivers of the $237,000, or 31.0%, increase in net earnings.

Compared to the second quarter of 2017, net earnings increased $237,000, or 31.0%, which is attributed to a $494,000, or 16.9%, increase in net interest income, partially offset by a $35,000, or 29.2% increase in the provision for loan losses, a $27,000, or 7.9%, decrease in noninterest income, and a $279,000, or 14.2%, increase in noninterest expense. Furthermore, income taxes decreased $84,000, or 20.4%, year-over-year, as our corporate income tax rate fell from 35.0% a year ago to 24.7% for the second quarter of 2018, due to the enactment of the Tax Cuts and Job Act in December, 2017.

For the first six months of 2018, net earnings increased $455,000, or 35%, over the comparable period in 2017, due to a $1.1 million, or 19.1%, increase in net interest income and a $35,000, or 5.9%, increase in noninterest income. These increases were partially offset by a $254,000, or 163.9%, increase in the provision for loan losses, and a $542,000, or 13.6%, increase in noninterest expense. Additionally, income taxes decreased $149,000 in the first half of 2018 compared to 2017 due to the lower corporate income tax rate, further adding to net income.

Continued rising interest rates have benefitted the Company overall as the overnight funds rate increased in June, 2018 for the seventh time since December, 2015. The Bank’s strong loan production in the first half of this year at higher yields than prior quarters has outpaced the 22-basis-points increase in its cost of funds in the first six months of 2018, compared to the first six months of 2017.

Net Interest Income

Net interest income increased $173,000, or 5.3%, in the second quarter of 2018 from $3.2 million in the first quarter of 2018, primarily as a result of higher loan yields and higher loan balances. From March 31, 2018, average loans grew $15.4 million, or 5.8%, while average yields increased 12 basis points to 4.95%. The Company’s net interest margin expanded 6 basis points to 3.89%.

Net interest income for the second quarter and the first six months of 2018 increased $494,000, or 16.9%, and $1.1 million, or 19.1%, respectively from the 2017 comparable periods. In both periods, organic growth in the Company’s loan portfolio and higher average yields were the primary drivers of the increase in net interest income. From the second quarter of 2017 to the second quarter of 2018, the Company’s net interest margin expanded 16 basis points to 3.89%, and the net interest margin increased 19 basis points to 3.86%, when comparing the first six months of 2017 to 2018.

Provision for Loan Losses

The provision for loan losses was $155,000 for the quarter ended June 30, 2018, representing a $99,000, or 39.0%, decrease over the quarter ended March 31, 2018. The Company’s net loan portfolio increased $22.3 million during the first quarter of 2018, compared to $12.9 million during the second quarter, thereby explaining the higher provision in the first quarter.

The provision for loan losses increased $35,000, or 29.2%, in the second quarter of 2018 compared to the second quarter of 2017, due primarily to higher specific reserves in 2018. For the six months ended June 30, 2018, the provision for loan losses increased $254,000 from the comparable period in 2017 and is also attributed to strong loan production. Net loans increased $35.2 million in the first half of 2018 compared to a $19.4 million increase in the first half of 2017.

Noninterest Income

Noninterest income for the second quarter totaled $314,000 and stayed relatively flat from the first quarter of 2018. The Bank experienced slight increases in service charges and fees on deposit accounts and other income (namely debit card and credit card fee income) offset by small declines in mortgage banking revenue and income from bank-owned life insurance. Compared to the second quarter of 2017, noninterest income declined $27,000, or 7.9%, as increases in service charges and fees on deposit accounts and other income were offset by a $55,000, or 34.4%, decline in mortgage banking revenue. For the first six months of 2018, noninterest income grew $35,000, or 5.9%, as increases in service charges and fees on deposit accounts and other income were partially offset by a $21,000, or 8.9%, decline in mortgage banking revenue. Our mortgage group posted markedly strong results in the second quarter of 2017 which impacts these comparisons. Looking at mortgage revenue over the last four quarters, it has remained relatively flat.

Noninterest Expense

Comparing the second quarter to the first quarter of 2018, noninterest expense decreased 2.4%, or $56,000. Slight decreases in salaries and employee benefits and occupancy and equipment costs coupled with a $74,000, or 35.7%, decrease in marketing expense, were the primary contributors to the drop in noninterest expense. Traditionally, the Company spends a large percentage of its marketing budget in the first quarter of the year.

During the second quarter and first six months of 2018, noninterest expense increased $279,000, or 14.2%, and $542,000, or 13.6%, compared to the comparable periods in 2017. The majority of the increase in both periods is attributed to higher salaries and employee benefits as the Bank continues to add additional personnel as it positions itself for organic growth and possible expansionary activities. Full-time equivalent employees increased from 68 at June 30, 2017 to 71 at June 30, 2018.

Balance Sheet

As of June 30, 2018, the Company had grown to $381.0 million in total assets, $331.8 million in deposits, and $285.5 million in portfolio net loans. This compares to $347.2 million in total assets, $298.3 million in deposits, and $250.3 million in portfolio net loans as of December 31, 2017. Loan growth occurred across all categories except consumer from December 31, 2017 to June 30, 2018. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(Dollars in thousands )

	June 30, 2018		December 31, 2017
	(unaudited)		(audited)
	Amount	% of Total	Amount	% of Total
Commercial real estate	$89,482	31.0%	$79,565	31.5%
Residential real estate and home equity	113,715	39.4	94,824	37.4
Construction	32,266	11.2	26,813	10.6
Commercial	46,006	15.9	44,027	17.4
Consumer	7,136	2.5	7,742	3.1

Total Loans	288,605	100.0%	252,971	100.0%
Net deferred loan costs	409		424
Allowance for loan losses	(3,541)		(3,136)

Loans, net	$285,473		$250,259

Total stockholders’ equity was $47.9 million, or 12.6% of total assets, at June 30, 2018, compared to $47.0 million, or 13.5% of total assets, at December 31, 2017. Book value per share increased from $15.06 at December 31, 2017 to $15.33 at June 30, 2018, with 3,125,233 common shares outstanding.

As of June 30, 2018, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.68%, a 12.28% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.28% Tier 1 Risk-Based Capital Ratio, and a 13.51% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $984,000 were deemed to be impaired under the Bank’s policy at June 30, 2018, while loans totaling $134,000 were deemed to be impaired under the Bank’s policy at December 31, 2017. At June 30, 2018, the Bank had two nonaccrual loans in the aggregate amount of $90,000 compared to two nonaccrual loans totaling $134,000 at December 31, 2017. Net charge-offs totaled $4,000 for the six months ended June 30, 2018 and nonperforming assets as a percentage of total assets fell to 0.02%. Management believes that the allowance for loan losses which was $3.5 million, or 1.23% of gross loans, at June 30, 2018 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third location in Crawfordville, Florida. As of June 30, 2018, the consolidated Company had 71 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(dollars in thousands except per share data)

	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17
Interest income:
Loans	$3,543	$3,274	$3,091	$3,025	$2,838
Securities	287	288	274	252	248
Other	82	74	108	114	88

Total interest income	3,912	3,636	3,473	3,391	3,174

Interest Expense-
Deposits	500	397	352	326	256

Total interest expense	500	397	352	326	256

Net interest income	3,412	3,239	3,121	3,065	2,918
Provision for loan losses	155	254	69	32	120

Net interest income after provision for loan losses	3,257	2,985	3,052	3,033	2,798

Noninterest income:
Service charges and fees on deposit accounts	89	87	81	80	81
Mortgage banking revenue	105	110	119	80	160
Income from bank-owned life insurance	10	11	11	12	11
Loss on sale of securities available for sale	—	—	—	—	—
Other income	110	102	93	88	89

Total noninterest income	314	310	304	260	341

Noninterest expense:
Salaries and employee benefits	1,218	1,228	1,129	1,053	982
Occupancy and equipment	226	235	220	247	233
Professional fees	97	84	85	90	82
Marketing	133	207	134	129	157
FDIC/State Assessment	38	36	35	35	42
Software maintenance, amortization and other	159	148	141	132	133
Other	370	359	368	321	333

Total noninterest expense	2,241	2,297	2,112	2,007	1,962

Earnings before income taxes	1,330	998	1,244	1,286	1,177
Income taxes	328	244	550	464	412

Net earnings	$1,002	$754	$694	$822	$765

Basic earnings per share	$0.32	$0.24	$0.21	$0.26	$0.30

Diluted earnings per share	$0.32	$0.24	$0.21	$0.26	$0.30

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings

	Three Months Ended June 30,		Six Months Ended June 30,
	unaudited		unaudited
(in thousands, except per share amounts)	2018	2017	2018	2017
Interest income:
Loans	$3,543	$2,838	$6,817	$5,473
Securities	287	248	575	457
Other	82	88	156	157

Total interest income	3,912	3,174	7,548	6,087
Interest expense-
Deposits	500	256	897	503

Total interest expense	500	256	897	503

Net interest income	3,412	2,918	6,651	5,584
Provision for loan losses	155	120	409	155

Net interest income after provision for loan losses	3,257	2,798	6,242	5,429

Noninterest income:
Service charges and fees on deposit accounts	89	81	176	161
Mortgage banking revenue	105	160	215	236
Income from bank-owned life insurance	10	11	21	23
Other income	110	89	212	169

Total noninterest income	314	341	624	589

Noninterest expense:
Salaries and employee benefits	1,218	982	2,446	2,054
Occupancy and equipment	226	233	461	480
Professional fees	97	82	181	145
Marketing	133	157	340	311
FDIC/State assessment	38	42	74	88
Software maintenance, amortization and other	159	133	307	262
Other	370	333	729	656

Total noninterest expense	2,241	1,962	4,538	3,996

Earnings before income taxes	1,330	1,177	2,328	2,022
Income taxes	328	412	572	721

Net earnings	$1,002	$765	$1,756	$1,301

Earnings per common share:
Basic	$0.32	$0.30	$0.56	$0.57
Diluted	0.32	0.30	0.56	0.57
Cash dividends per common share(1)	—	—	0.10	0.07

(1)	Annual cash dividends were paid during the first quarters of 2018 and 2017

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Assets
Cash & cash equivalents	32,429	22,175	$32,397	$34,323	$40,789
Securities available for sale	46,657	48,014	49,809	48,744	43,670
Loans, held for sale	7,321	6,394	5,880	7,459	3,803
Loans, net	285,473	272,611	250,259	245,160	242,149
Federal Home Loan Bank stock	355	355	316	316	274
Premises & equipment, net	4,828	4,936	4,872	4,935	5,012
Accrued interest receivable	1,027	985	978	875	818
Bank-owned life insurance	1,778	1,768	1,757	1,746	1,734
Other assets	1,137	1,060	912	983	1,016

Total Assets	$381,005	$358,298	$347,180	$344,541	$339,265

Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	76,564	73,736	$76,216	$70,704	$74,185
Savings, NOW and money-market deposits	220,363	212,153	200,027	203,131	196,786
Time deposits	34,896	23,393	22,054	22,879	21,242

Total Deposits	331,823	309,282	298,297	296,714	292,213
Official checks	602	1,368	1,146	566	898
Other liabilities	644	708	764	934	689

Total Liabilities	333,069	311,358	300,207	298,214	293,800

Total Stockholders’ Equity	47,936	46,940	46,973	46,327	45,465

Total Liabilities and Stockholders’ Equity	$381,005	$358,298	$347,180	$344,541	$339,265

Prime Meridian Holding Company and Subsidiary

Financial Highlights (Unaudited)

	Q2’18	Q1’18	Q4’17	Q3’17	Q2’17
Per Share Data:
Earnings per share - Basic	$0.32	$0.24	$0.21	$0.26	$0.30
Earnings per share - Diluted	$0.32	$0.24	$0.21	$0.26	$0.30
Book value per share	$15.33	$15.03	$15.06	$14.94	$14.67
Weighted-average basic shares outstanding	3,123,594	3,120,613	3,105,003	3,100,309	2,589,921
Weighted-average diluted shares outstanding	3,126,022	3,123,505	3,107,301	3,103,544	2,592,898

Selected Performance Ratios and Other Data:
Return on average assets(1)	1.10%	0.86%	0.80%	0.95%	0.94%
Return on average equity(1)	8.49	6.45	5.97	7.17	8.21
Average yield on earning assets	4.46	4.30	4.12	4.08	4.05
Net interest margin	3.89	3.83	3.70	3.68	3.73
Efficiency ratio(2)	60.14	64.72	61.66	60.36	60.20

Asset Quality Data:
Nonaccrual loans	$90,000	$369,000	$134,000	$60,000	$137,000
Total nonperforming assets	90,000	369,000	134,000	60,000	137,000
Nonpeforming assets/total assets	0.02%	0.10%	0.04%	0.02%	0.04%

Capital Ratios:
Total Tangible Common Equity / Total Assets (Company)	12.58%	13.10%	13.53%	13.45%	13.40%
Tier 1 Leverage Capital Ratio (Bank)	9.68	9.69	9.48	9.38	9.67
Common Equity Tier I Capital Ratio (Bank)	12.28	12.38	12.80	12.76	12.61
Tier I Risk Based Capital Ratio (Bank)	12.28	12.38	12.80	12.76	12.61
Total Capital Ratio (Bank)	13.51	13.61	14.01	13.97	13.82

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents noninterest expense divided by the sum of net interest income plus noninterest income.

CONTACT:	Randy Guemple, Chief Financial Officer
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com